UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 of 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 14, 2005

Palm, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-29597	94-3150688
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

950 W. Maude Avenue, Sunnyvale, California	94085
(Address of principal executive offices)	(Zip Code)

(408) 617-7000

Registrant’s telephone number, including area code

palmOne, Inc.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 14, 2005, the compensation committee of the registrant’s board of directors approved the fiscal year 2006 bonus plan. This plan provides that cash bonuses will be paid semi-annually to executive officers and other employees based on the achievement of certain revenue, operating income and individual performance objectives. The target bonuses for executive officers range from 15% to 100% of base salary. Payments to executive officers under the plan may be more or less than a target bonus as a function of the registrant’s results or individual performance.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective on July 14, 2005, the registrant amended Article I of its certificate of incorporation to change its name from palmOne, Inc. to Palm, Inc. pursuant to a filing with the Secretary of State of Delaware.

Item 5.05. Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

Effective on July 14, 2005, the registrant amended its Worldwide Code of Business Conduct and Ethics (the “Code”) that applies to the registrant’s directors, executive officers, employees and others representing or acting on behalf of the registrant. The primary purpose of the amendments is to adopt a more values-based approach to the subjects addressed in the Code. The Code is available in the Corporate Governance section of the Investor Relations page at the registrant’s website at www.palm.com.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PALM, INC.

Date: July 20, 2005	/s/ Mary E. Doyle
Mary E. Doyle
Senior Vice President, General Counsel and Secretary